EXHIBIT 99.1
Kona Grill, Inc. Announces Appointment of Marcus E. Jundt
as President and Chief Executive Officer
Scottsdale, AZ, July 10, 2006 – Kona Grill, Inc. (NASDAQ: KONA), an American grill and sushi bar, today announced that Marcus E. Jundt has been appointed President and Chief Executive Officer, effective immediately. Mr. Jundt had previously served as the Company’s Interim President and Chief Executive Officer since February 2006.
Since joining the Board of Directors, Mr. Jundt has brought extensive management and capital markets experience to the Kona Grill organization. He has served as the Chairman of the Board since March 2004, and a Director of the Company since September 2000. In his capacity as Director and Chairman of the Company, Mr. Jundt was instrumental in providing financing and structure for the initial growth of the Kona Grill concept. Since 1992, Mr. Jundt has served as Vice Chairman and Portfolio Manager of the investment advisory firm of Jundt Associates, Inc. From November 1988 to March 1992, Mr. Jundt served as a research analyst for Victoria Investors covering the technology, health care, financial services, and consumer industries. From July 1987 until October 1988, Mr. Jundt served in various capacities on the floor of the Chicago Mercantile Exchange with Cargill Investor Services. Mr. Jundt also serves as a Director of Minnetonka Capital Investment and Spineology, both private companies.
After assessing the Company’s performance over the past five months, the Board of Directors concluded that Mr. Jundt has the energy, determination, and experience to lead Kona Grill and help realize its growth strategy. His experience at Kona Grill over the past few years, and deep analytical background, assure that the Company is positioned for continued growth.
“I appreciate the opportunity to lead Kona Grill,” Mr. Jundt commented. “This is a very special company with a great deal of opportunity to expand its market presence. Working together, and maintaining continuity with the current management team, I am confident we can create an even stronger business platform, strengthen our financial condition, and deliver increased value for our shareholders over time.”
About Kona Grill
Kona Grill owns and operates restaurants in Scottsdale, AZ; Chandler, AZ; Denver, CO; Lincolnshire, IL; Carmel, IN; Kansas City, MO; Omaha, NE; Las Vegas, NV; Dallas, TX; San Antonio, TX and Sugar Land (Houston), TX. Kona Grill restaurants offer freshly prepared food, personalized service, and a warm, contemporary ambiance that creates an exceptional, yet affordable, dining experience. Kona Grill restaurants serve a diverse selection of mainstream American dishes as well as a variety of appetizers and entrees with an international influence. Each restaurant also features an extensive sushi menu and sushi bar.
Investor Relations Contact:
Don Duffy/Raphael Gross
203.682.8200